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                                                                    Exhibit 2(c)



                                                     AGREEMENT OF MERGER dated
                                          as of May 27, 1999, between CONCEPT
                                          ACQUISITION CORPORATION, a Delaware
                                          corporation ("Acquisition Sub"), and
                                          CONCEPT DEVELOPMENT, INC., a Delaware
                                          corporation (the "Company").

                  The Boards of Directors of Acquisition Sub and the Company have each duly approved and adopted this Agreement, the Agreement and Plan of Reorganization dated as of May 27, 1999, (the "Reorganization Agreement"), among, GHS, Inc. a Delaware corporation ("Parent"), Acquisition Sub, a wholly-owned subsidiary of Parent, the Company and the other parties thereto and the proposed merger of Acquisition Sub with and into the Company in accordance with this Agreement, the Reorganization Agreement and the Delaware General Corporation Law (the "Delaware Statute"), whereby, among other things, the issued and outstanding shares of common stock, no par value, of the Company (the "Company Common Stock"), will be exchanged and converted into the right to receive cash and shares of Series C preferred stock, $.01 par value, of Parent (the "Parent Preferred Stock") in the manner set forth in this Agreement and the Reorganization Agreement, upon the terms and subject to the conditions set forth in this Agreement and the Reorganization Agreement.

                  NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the Reorganization Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein and therein, the parties hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Section 1. THE MERGER. In accordance with the provisions of this Agreement, the Reorganization Agreement and the Delaware Statute, Acquisition Sub shall be merged with and into the Company (the "Merger"), which at and after the Effective Time (as defined in Article I, Section 2 hereof) shall be, and is sometimes herein referred to as, the "Surviving Corporation". Acquisition Sub and the Company are sometimes referred to as the "Constituent Corporations".

         Section 2. THE EFFECTIVE TIME OF THE MERGER. Subject to the provisions of the Reorganization Agreement, this Agreement shall be executed and delivered to and filed with the Secretary of State of the State of Delaware by each of the Constituent Corporations on the Closing Date in the manner provided under
Section 251 of the Delaware Statute. The Merger shall become effective (the "Effective Time") upon the filing of this Agreement with the Secretary of State of the State of Delaware and the issuance of a certificate of merger by the Secretary of State of the State of Delaware.

         Section 3. EFFECT OF MERGER. At the Effective Time the separate existence of Acquisition Sub shall cease and Acquisition Sub shall be merged with and into the Surviving


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Corporation, and the Surviving Corporation shall possess all of the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations as provided in Section 251 of the Delaware Statute.

         Section 4. CHARTER AND BY-LAWS OF SURVIVING CORPORATION. From and after the Effective Time, (i) the Charter of Acquisition Sub shall be the Charter of the Surviving Corporation, unless and until altered, amended or repealed as provided in the Delaware Statute or the Charter, (ii) the by-laws of Acquisition Sub shall be the by-laws of the Surviving Corporation, unless and until altered, amended or repealed as provided in the Delaware Statute, the Charter or such by-laws, (iii) the directors of Acquisition Sub shall be the directors of the Surviving Corporation, unless and until removed, or until their respective terms of office shall have expired, in accordance with the Delaware Statute, the Charter and the by-laws of the Surviving Corporation, as applicable and (iv) the officers of the Acquisition Sub shall be the officers of the Surviving Corporation, unless and until removed, or until their terms of office shall have expired, in accordance with the Delaware Statute, the Charter and the by-laws of the Surviving Corporation, as applicable.

         Section 5. TAKING OF NECESSARY ACTION. Prior to the Effective Time, the parties hereto shall do or cause to be done all such acts and things as may be necessary or appropriate in order to effectuate the Merger as expeditiously as reasonably practicable, in accordance with this Agreement, the Reorganization Agreement and the Delaware Statute.

         Section 6. TAX FREE REORGANIZATIONS. For Federal income tax purposes, the parties intend that the Merger be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) of the Code.

                                   ARTICLE II

          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

         Section 1. TOTAL CONSIDERATION; EFFECT ON CAPITAL STOCK. The entire consideration payable by Parent with respect to all outstanding shares of capital stock of the Company and for all options, warrants, rights, calls, commitments, agreements or arrangements of any character to which the Company is a party or by which it is bound calling for the issuance of shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, directly or indirectly, any such capital stock, or other arrangement to acquire, at any time or under any circumstance, capital stock of the Company or any such other securities (hereinafter collectively referred to as the "Fully Diluted Company Shares,") other than any capital stock of the Company owned or held by Parent or any Affiliate of Parent, shall be an aggregate of (A) 50,000 shares of Parent Preferred Stock (the "Total Parent Share Amount") and (B) $2,000,000 MINUS the $200,000 to be paid to Swidler, Berlin, Shereff, Friedman, LLP on the date hereof, (the "Aggregate Cash Consideration") in cash (the Aggregate Cash Consideration, together with the Total Parent Share Amount, being sometimes hereinafter collectively referred to as the "Aggregate Purchase Price"). For purposes of the calculation of the exchange ratio for Parent Preferred Stock under


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Article II, Section 1(c)(i), it is assumed that the number of Fully Diluted
Company Shares is one (1) (the "Fully Diluted Company Share Amount"). At the Effective Time, subject and pursuant to the terms and conditions of this Agreement and the Reorganization Agreement, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holders of the capital stock or options to purchase capital stock of the Constituent
Corporations:

                  (a) CAPITAL STOCK OF ACQUISITION SUB. Each issued and outstanding share of common stock, $.01 par value per share, of Acquisition Sub shall be converted into one share of common stock, $.01 par value per share, of the Surviving Corporation;

                  (b) CANCELLATION OF CERTAIN SHARES OF COMPANY STOCK. Each share of capital stock of the Company that is authorized but unissued shall cease to exist and no Parent Preferred Stock or other consideration shall be delivered in exchange therefor.

                  (c) EXCHANGE OF COMPANY STOCK. Subject to Article II, Section 2 hereof, each share of Company Common Stock issued and outstanding at the Effective Time, including all accrued and unpaid dividends thereon, shall be exchanged and converted into the right to receive:

                           (i) 50,000 shares of Parent Preferred Stock which are
deliverable at the Closing and are subject to the repurchase rights set forth in the Repurchase Agreement; and

                           (ii) $2,000,000 MINUS the $200,000 to be paid to
Swidler, Berlin, Shereff, Friedman, LLP which shall be payable at the Closing.

For convenience of reference, the shares of Parent Preferred Stock to be issued upon the exchange and conversion of Company Common Stock in accordance with this
Section 2.1(c) are sometimes hereinafter collectively referred to as the "Merger Shares".

                  (d) SHARES OF DISSENTING SHAREHOLDERS. Each issued and outstanding share of Company Stock held by a Dissenting Stockholder, if any, shall not be exchanged and converted as described in Article II, Section 1(c) hereof but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the Delaware Statute; provided, however, that each share of Company Stock issued and outstanding at the Effective Time and held by a Dissenting Stockholder who or which shall, after the Effective Time, withdraw his or its demand for appraisal or lose or fail to perfect his or its right of appraisal as provided in the Delaware Statute shall be deemed, as of the Effective Time, to be exchanged and converted into Parent Preferred Stock as provided in Article II, Section 2(d), without interest. After the Effective Time, as provided in Section 262 of the Delaware Statute, no Dissenting Stockholder will be entitled to vote the shares of Company Common Stock subject to such Dissenting Stockholder's demand for appraisal for any purpose or be entitled to the payment of dividends or other distributions on such shares. The Company shall give Parent prompt notice of any demands received by the Company for fair value of such Company Stock, and Parent shall have the right to participate in all the negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment (except to the extent that any such payment is pursuant to a court order) with respect to, or settle or offer to settle, any such demands.

         Section 2. ESCROW DEPOSIT; EXCHANGE OF CERTIFICATES.



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                           (a) ESCROW AGREEMENTS. At the Effective Time, the
Stockholder, Parent and State Street Bank and Trust Company (the "Escrow Agent") shall enter into an escrow agreement in the form of Exhibit B to the Reorganization Agreement (the "Escrow Agreement"). The Escrow Agreement is being entered into for the purpose of securing the indemnification obligations of the Stockholders under Article VII of the Reorganization Agreement.

                           (b) ESCROW DEPOSIT. At the Effective Time, Parent
shall cause to be deposited with the Escrow Agent (i) 5,000 shares of Parent Preferred Stock ("Escrow Shares") and (ii) three stock powers duly endorsed in blank for transfer on behalf of the stockholder, and the stockholder by her execution and delivery of the Reorganization Agreement authorizes and directs Parent to make such deposit on her behalf.

                           (c) PROCEDURE FOR EXCHANGE. Immediately following the
Effective Time, Parent shall deliver to the Stockholder, other than Parent or any subsidiary of Parent, of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (each, an "Old Certificate") a certificate (a "New Certificate") representing that number of Merger Shares (other than the Escrow Shares) which such holder has the right to receive pursuant to Article II, Section 1(c)(i) with respect to such Old Certificate against receipt by Parent of (i) such Old Certificate for cancellation and (ii) an executed letter of transmittal, and the Old Certificate so surrendered shall forthwith be canceled (the certificates representing the Escrow Shares having therefore been deposited on behalf of the Stockholder into escrow as contemplated by Article II, Section 2(b). In the event of a transfer of ownership of shares of Company Common Stock which is not registered on the transfer records of the Company, a New Certificate representing the proper number of shares of Parent Preferred Stock may be issued to a transferee if the Old Certificate representing such Company Common Stock is presented to Parent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock or other transfer taxes have been paid. Until surrendered as contemplated by Article II, Section 2, each Old Certificate shall be deemed, on and after the Effective Time, to represent only the right to receive upon such surrender, New Certificates representing Merger Shares (other than the Escrow Shares) as contemplated by
Article II, Section 1(c)(i), without interest. All Escrow Shares shall be held by, and distributed in accordance with, the terms and provisions of the Escrow Agreement.

                           (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY STOCK. All
Shares of Parent Preferred Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. If, after the Effective Time, any Old Certificate is presented to the Surviving Corporation for any reason, such Old Certificate shall be canceled and exchanged as provided in this Article II.

                           (e) NO LIABILITY. None of Parent, Acquisition Sub or
the Company shall be liable to any holder of shares of Company Common Stock or Parent Preferred Stock, as the case may be, for shares (or dividends or distributions with respect thereto) of Parent Preferred Stock to be issued in exchange for Company Common Stock pursuant to this Article II, Section 2, if, on or after the expiration of six months following the Effective Time, such shares are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


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

                           (f) LOST, STOLEN OR DESTROYED COMPANY CERTIFICATES.
In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit to that effect by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such Old Certificate, Parent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Shares and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                                  MISCELLANEOUS

         Section 1. ENTIRE AGREEMENT. This Agreement and the Reorganization Agreement (including the Company Disclosure Schedule and the Exhibits attached thereto) and the other writings referred to therein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral, among the parties with respect thereto including, but not limited to, the Original Reorganization Agreement.

         Section 2. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested or by telecopier, with confirmation as provided above addressed as follows:

         (i)      if to Parent or Acquisition Sub, to:

                                    GHS, Inc.
                                    2400 Research Blvd.
                                    Rockville, Maryland 20850
                                    Attention:
                                    Telecopier: (301) 308-3254

                                    with copies to:

                                    Orrick, Herrington & Sutcliffe LLP
                                    666 Fifth Avenue
                                    New York, New York 10103
                                    Attention:   Martin H. Levenglick, Esq.
                                    Telecopier:  (212) 506-5151;

                  (b)      if to the Company, to:

                                    Concept Development, Inc.
                                    20 Taconic Road
                                    Millwood, New York  10546
                                    Attention: William Zanker
                                    Telecopier: (212) 967-6256;


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                                    with a copy to:

                                    Swidler, Berlin, Shereff Friedman LLP
                                    919 Third Avenue
                                    New York, New York  10022-9998
                                    Attention: Morris Orens, Esq.
                                    Telecopier: (212) 891-9507

         Section 3. COUNTERPARTS. This Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

         Section 4. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein (without regard to principles of conflicts of laws) except for those terms and conditions that specifically relate to Merger as described in Article I of the Reorganization Agreement, which shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware (without regard to principles of conflicts of laws).

         Section 5. AMENDMENT, MODIFICATION AND WAIVER. The Reorganization Agreement shall not be altered or otherwise amended except pursuant to (a) an instrument in writing signed by Parent and the Company prior to the Effective Date, if Article VII of the Reorganization Agreement is not affected by such alteration or amendment and (b) an instrument in writing signed by (i) Parent,
(ii) the Company and (iii) the Stockholders, if Article VII of the Reorganization Agreement is affected thereby or the alteration or amendment occurs subsequent to the Effective Date; provided, however, that after the approval and adoption of this Agreement and the Merger by the Stockholders, no amendment of this Agreement shall be made which pursuant to the Delaware Statute or other law requires the further approval of the Stockholders; provided further, however, that any party to the Reorganization Agreement may waive any obligation owed to it by any other party under the Reorganization Agreement. The waiver by any party hereto of a breach of any provision of the reorganization Agreement shall not operate or be construed as a waiver of any subsequent breach.

                [Remainder of this page intentionally left blank]



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                  IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement of Merger to be executed and delivered on its behalf as of the date first above written.


                                                 CONCEPT ACQUISITION CORPORATION

                                                 By: /s/ Beth Polish
                                                     --------------------------
                                                     Name: Beth Polish
                                                     Title: President

                                                 CONCEPT DEVELOPMENT, INC.

                                                 By: /s/ William Zanker
                                                     --------------------------
                                                     Name:  William Zanker
                                                     Title: President

                              OFFICERS CERTIFICATE

                                       OF

                         CONCEPT ACQUISITION CORPORATION
                            (A Delaware corporation)

                     --------------------------------------

                  Beth Polish hereby certifies that:

                  1. Beth Polish is the President and Secretary of CONCEPT ACQUISITION CORPORATION, a Delaware corporation (the "Corporation").

                  2. The Corporation has only one class of shares and the total number of outstanding shares is 100.

                  3. The principal terms of the Agreement of Merger to which this certificate is attached, having been duly approved by the Board of Directors of the Corporation, was then submitted to the sole shareholder of the Corporation for approval and adoption by written consent in lieu of a Shareholder meeting, and the sole shareholder of the Corporation adopted and approved the Agreement of Merger by executing a written consent dated May 26, 1999, all in accordance with the Delaware General Corporations Law.

                  4. The percentage vote required of the outstanding shares of common stock of the Corporation was more than 50%.

                  5. Equity securities of the Corporation's parent corporation, GHS, Inc., a Delaware corporation, are to be issued in the Merger (as defined in the Agreement of Merger) and no vote of the stockholders of the parent corporation was required.

                  I further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct and of our own knowledge.

May 27, 1999

                                          /s/ Beth Polish
                                          ----------------------------------
                                          Beth Polish
                                          President, Secretary and Treasurer

                              OFFICER'S CERTIFICATE

                                       OF

                            CONCEPT DEVELOPMENT, INC.

                            (A Delaware corporation)

                 William Zanker and Debbie Dworkin certify that:

         1. William Zanker is the President of CONCEPT DEVELOPMENT, INC., a Delaware corporation (the "Corporation") and Debbie Dworkin is the Secretary of the Corporation.

         2. The number of outstanding shares of the Corporation at May 27, 1999, the date of the approval and adoption of the Agreement of Merger to which this certificate is attached by written consent in lieu of a shareholder meeting, was 100 shares of Common Stock.

         3. The principal terms of the Agreement of Merger to which this certificate is attached, having been duly approved by the Board of Directors of the Corporation, was then submitted to the shareholders of the Corporation for approval and adoption by written consent in lieu of a shareholder meeting, and shareholders of the Corporation holding a number of outstanding shares of each class equaling or exceeding the vote required in accordance with the Delaware Corporations Code adopted and approved the Agreement of Merger by executing and delivering a written consent dated May __, 1999.

         4. The percentage vote required of the outstanding shares was more than 50% of the outstanding shares of Common Stock, voting as a single class.

         We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct and of our own knowledge.

Dated:  May 27, 1999

                                      /s/ William Zanker
                                      ------------------------------------
                                      William Zanker
                                      President

                                      /s/ Debbie Dworkin
                                      ------------------------------------
                                      Debbie Dworkin
                                      Secretary